Exhibit 99.1

Pegasystems Announces Increase in Quarterly Cash Dividend

CAMBRIDGE, Mass. – May 27, 2014 – Pegasystems Inc. (NASDAQ: PEGA), the software company powering the digital enterprise with Better Business Software®, today announced an increase in the quarterly cash dividend from $0.015 per share to $0.03 per share. The increase will first be reflected in the Company’s third quarter cash dividend which will be paid on July 15, 2014 to stockholders of record on July 1, 2014.

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About Pegasystems

Pegasystems Build for Change® Platform is the heart of Better Business Software®. It delivers business agility and empowers leading organizations to rapidly close execution gaps and seize new opportunities. Pegasystems leverages its recognized leadership in Business Process Management (BPM), Multi-Channel Customer Relationship Management (CRM), Business Rules, and Adaptive Analytics to uniquely give its clients the power to engage customers, simplify operations and Build For Change®. For more information, please visit us at www.pega.com.

Press Contacts:
Brian Callahan	Christa Conte
Pegasystems Inc.	Hotwire PR
brian.callahan@pega.com	christa.conte@hotwirepr.com
(617) 866-6364	(646) 738-8962
Twitter: @pega

Investor Contact:
Sheila Ennis
ICR for Pegasystems sheila.ennis@icrinc.com
617-866-6077

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